Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

EXLSERVICE HOLDINGS, INC.

(Pursuant to Section 245 of

the General Corporation Law of the State of Delaware)

The undersigned executive officer of ExlService Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the corporation is ExlService Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 29th day of October 2002.

SECOND: The first Amended and Restated Certificate of Incorporation of the Corporation was filed on the 13th day of December 2002.

THIRD: A Certificate of Correction of Amended and Restated Certificate of Incorporation of the Corporation was filed on the 31st day of July 2003.

FOURTH: A Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed on the 16th day of August 2005.

FIFTH: A Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed on the 28th day of June 2006.

The Amended and Restated Certificate of Incorporation as amended and corrected as described in the “SECOND” through “FIFTH” paragraphs herein is referred to as the “Existing Certificate of Incorporation.”

SIXTH: This Certificate of Incorporation (the “Certificate of Incorporation”) has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (“General Corporation Law”) and by the written consent of stockholders in accordance with Section 228 of the General Corporation Law.

SEVENTH: This Certificate of Incorporation further amends and restates in its entirety the Existing Certificate of Incorporation of the Corporation to read as follows:

1. Name. The name of the corporation is “ExlService Holdings, Inc.”

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares; Stock Split.

4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue is 115,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), of which (a) 23,500,000 shares are designated as “Series A Common Stock” (“Series A Common Stock”) and (b) 2,300,000 shares are designated as “Series B Common Stock” (“Series B Common Stock”) and (ii) 15,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of which 45,833.36 are designated as Series A Preferred Stock (“Series A Preferred Stock”).

4.2 Effective upon the filing of this Certificate of Incorporation (the “Effective Time”), each issued and outstanding share of Series A Common Stock shall automatically and without any further action on the part of the holder thereof be converted into two shares of Series A Common Stock and each issued and outstanding share of Series B Common Stock shall automatically and without any further action on the part of the holder thereof be converted into two shares of Series B Common Stock (collectively, the “Stock Split”). The number of authorized shares, and the par value of the Common Stock shall not be affected by the Stock Split. Each holder of certificates of Series A Common Stock or Series B Common Stock (“Old Certificates”) shall be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, certificates for shares of Common Stock, which will equal the number of shares represented by the Old Certificates being surrendered multiplied by two and rounded up to the nearest whole number. No script or fractional share certificate shall be issued in connection with the Stock Split. Old Certificates will be deemed for all purposes to represent the number of shares of Common Stock outstanding after giving effect to the Stock Split, except that the holder of such unexchanged certificates shall not be entitled to receive any distributions payable by the Corporation after the Effective Date until the Old Certificates have been surrendered. Such distribution, if any, shall be accumulated and, at the time of surrender of the Old Certificates, all such unpaid distributions shall be paid without interest.

5. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class are as follows:

5.1 Common Stock.

(a) Except as otherwise provided by law or by this Certificate of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of Directors and for all other purposes, each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided by law or by this Certificate of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation (the “Board”). In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any corresponding provision hereinafter enacted.

(b) The Series B Common Stock shall have the additional rights, conversion features and other terms set forth in Annex A attached hereto. Following the conversion of all shares of Series B Common Stock as provided in Section 2 of Annex A, there shall only be one class of Common Stock and it shall be referred to as Common Stock.

5.2 Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (a) may have such voting rights or powers, full or limited, if any; (b) may be subject to redemption at such time or times and at such prices, if any; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (h) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (i) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

5.3 Series A Preferred Stock. The designation, relative rights, preferences and limitations of the Series A Preferred Stock shall be as set forth in Annex B attached hereto. Upon the retirement, repurchase, redemption or other acquisition of shares of Series A Preferred Stock by the Corporation, such shares shall be deemed to be unissued and undesignated shares of Preferred Stock and may be reissued by the Corporation as shares of any series of Preferred Stock.

6. Board of Directors.

6.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation, as such By-laws may be amended from time to time (the “By-laws”), shall so require, the election of the Directors of the Corporation need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall be not less than 6 nor more than 12, with the then authorized number of Directors being fixed from time to time by the Board.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5 hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

6.2 Staggered Board. The Board (other than those Directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Section 5 hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated as Class I,

Class II and Class III. Class I Directors shall initially serve until the 2007 annual meeting of stockholders; Class II Directors shall initially serve until the 2008 annual meeting of stockholders; and Class III Directors shall initially serve until the 2009 annual meeting of stockholders. Commencing with the annual meeting of stockholders in 2007, Directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equally as possible.

6.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the expiration of the term of office of the Director whom he or she has replaced and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director.

6.4 Removal of Directors. Except for such additional Directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 5 hereof, any Director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66-2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

7. Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision shall not eliminate or limit the liability of a Director (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the Director derived any improper personal benefits. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

8. Indemnification.

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

8.2 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 8 or otherwise.

8.3 Claims. If a claim for indemnification or advancement of expenses under this Section 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Section 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.

8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a Director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person collects as indemnification or advancement of expenses from such Other Entity.

8.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Section 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.7 Other Indemnification and Prepayment of Expenses. This Section 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the Stockholders of the Corporation to alter or repeal any By-laws whether adopted by them or otherwise. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Certificate of Incorporation or the By-laws), but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to adopt new By-laws or to alter, amend or repeal the By-laws.

10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. In addition, other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted and held subject to the rights the Corporation has reserved in this Section 10. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Certificate of Incorporation or the By-laws), but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with Sections 6, 9, 10, 11 or 12 of this Certificate of Incorporation.

11. Written Consent Prohibition. Except as otherwise provided for or fixed pursuant to the provisions of Section 5 of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board.

12. Special Meetings of the Corporation’s Stockholders. Unless otherwise provided by applicable law and subject to the express terms of any series of shares of Preferred Stock, a special meeting of the Corporation’s stockholders may be called only by (a) the Corporation’s Chairman of the Board or (b) a majority of the members of the Board, and may not be called by any other person or persons.

WITNESS the signature of this Amended and Restated Certificate of Incorporation this      day of                         , 2006.

EXLSERVICE HOLDINGS, INC.

By:
Name:	Vikram Talwar
Title:	Chief Executive Officer and Vice Chairman

ANNEX A

SERIES B COMMON STOCK

1. Voting Rights. The holders of shares of Series B Common Stock (the “Series B Common Holders”) shall not be entitled or permitted to vote on any matter required or permitted to be voted on by the stockholders of the Corporation.

2. Conversion of Series B Common Stock.

(a) Immediately prior to the occurrence of a Conversion Event (as hereinafter defined), all of the outstanding shares of Series B Common Stock shall be converted, with no further action required by the Company and/or the holders of Series B Common Stock, into shares of Series A Common Stock at the Conversion Rate. The “Conversion Rate” shall initially be one (1) and may change, from time to time, in accordance with this Section 2 of this Annex A.

(b) Immediately prior to the occurrence of any Conversion Event, each Series B Common Holder shall surrender all certificates representing all of the Series B Common Stock held by such Series B Common Holder at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Series B Common Holders) at any time during normal business hours. Such conversion shall be deemed to have been effected as of the close of business on the date of the Conversion Event, and at such time, the rights of the Series B Common Holders shall cease and the person or persons in whose name or names the certificate or certificates for shares of Series A Common Stock are to be issued upon such conversion shall be deemed to have become holders of the Series A Common Stock represented thereby.

(c) Promptly after such surrender, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the Series A Common Stock issuable upon such conversion.

(d) In the case of, and as a condition to, any capital reorganization of, or any reclassification, subdivision or combination of shares of Series A Common Stock or Series B Common Stock into a greater or lesser number of shares (whether with or without par value) or a change in the par value of Series A Common Stock or Series B Common Stock (or from par value to no par value, or from no par value to par value) or in the case of, and as a condition to, the consolidation or merger of the Corporation with or into another corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of outstanding shares of Series A Common Stock or Series B Common Stock), the Conversion Rate shall be adjusted so that each share of Series B Common Stock shall be convertible, in accordance with the provisions of this Section 2 of this Annex A, into the number of shares of stock or other securities or property receivable upon such reorganization, reclassification, consolidation or merger by a holder of the number of shares of Series A Common Stock into which such share of Series B Common Stock was convertible immediately prior to such reorganization, reclassification, consolidation or merger; and, in any such case, appropriate adjustment shall be made in the application of the provisions set forth in this Section 2 of this Annex A with respect to the rights and interests thereafter of the Series B Common Stock to the end that the provisions set forth in this Section 2 of this Annex A (including provisions with respect to the Conversion Rate and the restrictions set forth in subparagraph (a)) shall thereafter be applicable, as nearly as they reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of the shares of Series B Common Stock. No adjustment under this Section 2(d) of this Annex A shall be made in respect of the Stock Split.

(e) Shares of Series B Common Stock which are converted into shares of Series A Common Stock as provided herein shall not be reissued.

(f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock or its treasury shares solely for the purpose of issue upon the conversion of the Series B Common Stock as provided in this Section 2 of this Annex A, such number of shares of Series A Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Series B Common Stock.

(g) The issuance of certificates for Series A Common Stock upon the conversion of Series B Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Series A Common Stock. The Corporation shall not close its books against the transfer of Series B Common Stock or of Series A Common Stock issued or issuable upon the conversion of

Series B Common Stock in any manner which would interfere with the timely conversion of Series B Common Stock.

(h) For purposes of this Section 2 of this Annex A, each of the following events shall constitute a Conversion Event: (i) the sale or other transfer or disposition of eighty percent or more of the issued and outstanding capital stock of the Corporation, or the sale, lease or other transfer or disposition of all or substantially all of the assets of the Corporation, in either case whether (A) directly or indirectly, by merger, combination or other similar transaction or (B) in a single transaction or a series of related transactions; (ii) the consummation of a sale of the common stock of the Corporation in a public offering, registered under the Securities Act of 1933; and (iii) any of the Series B Common Stock being held by any person free and clear of any vesting requirements.

ANNEX B

SERIES A PREFERRED STOCK

1. Voting Rights. The holders of shares of Series A Preferred Stock (the “Series A Preferred Holders”) shall not be entitled or permitted to vote on any matter required or permitted to be voted on by the stockholders of the Corporation.

2. Dividends. The Series A Preferred Holders shall be entitled to receive annual dividends, as and when declared by the Board out of funds legally available therefor, as set forth herein. As an annual dividend, each Series A Preferred Holder shall be entitled to 10% of the Liquidation Preference (as defined below) per share then held by them, as adjusted for any stock split, combination or similar recapitalization with respect to such share. Such annual dividends shall be payable, at the election of the Corporation, in cash or in the form of an additional Liquidation Preference. Such dividends shall accrue annually but shall be paid only upon redemption, liquidation, or as otherwise declared by the Board. Such dividends shall be cumulative and shall accrue on a day–to–day basis, whether or not earned, from and after the day immediately succeeding the date the Series A Preferred Stock is issued. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed over a 365 day year.

3. Liquidation Preference.

(a) In the event of liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Series A Preferred Holders shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of shares of Common Stock (the “Common Holders”) by reason of their ownership thereof, for each outstanding share of Series A Preferred Stock then held by them, an amount equal to: $100 per share of Series A Preferred Stock, plus any declared and unpaid dividends on such Series A Preferred Stock, as adjusted for any stock split, combination or similar recapitalization with respect to such shares, and as such amount is adjusted for any dividends payable as an additional Liquidation Preference, in accordance with Section 2 above (the “Liquidation Preference”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full amount of the applicable Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the Liquidation Preference each such holder is otherwise entitled to receive.

(b) After the payment to the holders of Series A Preferred Stock of the full preferential amounts specified in Section 3(a) above, no further payments shall be made to the holders of Series A Preferred Stock by reason thereof and any remaining assets of the Corporation shall then be distributed with equal priority and pro rata among the holders of Common Stock, based on the number of shares of Common Stock held by each such holder relative to the total number of outstanding shares of Common Stock.

(c) Any transaction that results in a change of voting control of the Corporation, including without limitation a reorganization, consolidation or merger of the Corporation with or into any other entity or person, or a sale, lease or conveyance of all or substantially all of the assets of the Corporation, shall be subject to the provisions of Section 5 of this Annex B.

(d) For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, the events set forth in Section 5(a) of this Annex B.

4. Redemption.

(a) By the Corporation.

(i) The Corporation may, at its option, and at any time, redeem, at the applicable Redemption Price (as determined in Section 4(d) below), all (but not a portion) of the Series A Preferred Stock outstanding on the Corporation Redemption Date (as defined in Section 4(a)(ii) below). The Corporation shall give notice pursuant to this Section 4 to all of the holders of the then outstanding Series A Preferred Stock at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice.

(ii) Notice. If the Corporation elects to redeem Series A Preferred Stock in accordance with Section 4(a)(i), the Corporation shall mail a notice of redemption (the “Corporation Redemption Notice”) to each Series A Preferred Holder of record, addressed to such Series A Preferred Holder at the address of such Series A Preferred Holder appearing on the books of the Corporation or given by the Series A Preferred Holder to the Corporation for the purpose of the notice, not earlier than sixty (60) nor later than twenty (20) days before the date fixed for a redemption pursuant to this Section 4(a) (the “Corporation Redemption Date”). The notice of redemption shall include (i) the shares to be redeemed, (ii) the Corporation Redemption Date, (iii) the Redemption Price and (iv) the place at which the stockholders may obtain payment of the Redemption Price upon surrender of their share certificates.

(iii) Cessation of Rights. If funds are available on the date fixed for a redemption of the Series A Preferred Stock, then whether or not the share certificates, representing shares which are to be redeemed, are surrendered for payment of the applicable redemption price, the shares which are redeemed shall no longer be outstanding and the holders thereof shall cease to be stockholders of the Corporation with respect to the shares redeemed on or after the date fixed for redemption and shall be entitled only to receive the applicable redemption price for such redeemed shares, without interest, upon surrender of the share certificates, representing the redeemed shares.

(b) By the Holders of Series A Preferred Stock.

(i) Upon the occurrence of a Mandatory Redemption Event (as defined in this Section 4(b)(i)), the holders of more than 50% of the outstanding shares of Series A Preferred Stock shall be entitled to require, at any time within one hundred eighty (180) days of the Mandatory Redemption Event, the Corporation to redeem, at the applicable Redemption Price, all shares of the Series A Preferred Stock held by the Series A Preferred Holders and submitted for redemption on the Mandatory Redemption Date (as defined in Section 4(b)(ii) below). For the purposes of this paragraph, a “Mandatory Redemption Event” shall be the occurrence of any of the following events: (A) any representation or warranty made by Conseco, Inc., an Indiana corporation (“Conseco”), under the Stock Purchase Agreement by and among Oak Hill Capital Partners, L.P., a Delaware limited partnership (“Oak Hill”), Financial Technology Ventures (Q), L.P., a Delaware limited partnership, and certain of its affiliates, Conseco, the Corporation and certain of the Corporation’s subsidiaries dated November 14, 2002 (the “Stock Purchase Agreement”), is materially inaccurate or breached in any material respect (without regard to any materiality qualifications or limitations on the survival of the representations and warranties contained in the Stock Purchase Agreement); (B) a material adverse change, after the date hereof, in the condition, financial or otherwise, business, properties, assets, results of operations or prospects of the Corporation or its subsidiaries; (C) during the period between April 1, 2003 and December 31, 2003, the aggregate consolidated revenue of the subsidiaries of the Corporation for any three consecutive calendar months shall be twenty five percent (25%) below the anticipated revenue for such period, as reflected in the operating plan provided to Oak Hill on October 15, 2002 (the “Plan”); or (D) during the period between April 1, 2003 and December 31, 2003, the aggregate consolidated net cash flow, as such term is used in the Plan, for any three consecutive calendar months, is twenty five percent (25%) below the anticipated net cash flow for such period, as reflected in the Plan. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock submitted for redemption on such Mandatory Redemption Date, those funds which are legally available will be used to first redeem as many shares of Series A Preferred Stock as may be lawfully redeemed and that were submitted for redemption by holders thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Mandatory Redemption Date (or such lesser maximum amount that shall be lawful at such time), but which it has not redeemed.

(ii) Notice. Immediately upon receipt of a demand for redemption pursuant to Section 4 (b), the Corporation shall give written notice (the “Mandatory Redemption Notice”) to all of the Series A Preferred Holders of record, addressed to each Series A Preferred Holder at the address of such Series A Preferred Holder appearing on the books of the Corporation or given by such Series A Preferred Holder to the Corporation for the purpose of the notice; such Mandatory Redemption Notice shall include: (a) a date fixed for redemption which shall be within thirty (30) days after the Corporation receives a demand for redemption pursuant to Section 4(b) (the “Mandatory Redemption Date”) and (b) the Redemption Price. Each share of Series A Preferred Stock submitted for redemption in accordance with this Section 4(b) shall be redeemed on the Mandatory Redemption Date at the applicable Redemption Price. On or prior to the Mandatory Redemption Date, each holder of shares of Series A Preferred Stock submitted for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation, at the place designated in the Mandatory Redemption Notice and shall thereupon be entitled to receive payment of the appropriate Redemption Price. The Corporation shall be under no obligation to redeem, pursuant to this Section 4(b), shares of Series A Preferred Stock (A) for which no stock certificate or affidavit of lost stock certificate is surrendered on or prior to such Mandatory Redemption Date or (B) to the extent that any such redemption would be in violation of applicable law.

(iii) Cessation of Rights. Subject to the last sentence of 4(b)(i) this Annex B, from and after the applicable Mandatory Redemption Date, unless there shall have been a default in payment of the appropriate Redemption Price, all rights of the holders of shares of the Series A Preferred Stock submitted for redemption in response to a Redemption Notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall not thereafter be outstanding for any purpose whatsoever.

(c) [Intentionally omitted]

(d) Redemption Price. For the purposes of this Section 4 of this Annex B, as of any date, the applicable redemption price shall equal the applicable

Liquidation Preference, including accrued but unpaid dividends, as of such date (the “Redemption Price”).

5. Merger, Consolidation.

(a) At any time, in the event of:

(i) a consolidation or merger of the Corporation or any of its direct or indirect subsidiaries in one or a series of related transactions with or into any other corporation, or any other entity or person in which the stockholders of the Corporation immediately prior to such transaction hold in the aggregate less than one-half of the outstanding voting securities of the surviving entity after the merger,

(ii) any corporate reorganization in which the stockholders of the Corporation immediately prior to such transaction control or hold in the aggregate less than one-half of the outstanding voting securities of the surviving entity after the merger,

(iii) a sale, lease or conveyance of all or substantially all of the assets of the Corporation or any of its direct or indirect subsidiaries in one or a series of related transactions, or

(iv) a reorganization of the Corporation as defined in Section 368(a)(1)(B) of the Internal Revenue Code of 1986 or in which more than fifty percent (50%) of the outstanding stock of the Corporation is exchanged (calculated on an as-converted to Common Stock basis), then, in any such case, the holders of the Series A Preferred Stock shall be paid an amount of cash or securities (or a combination thereof) received from the acquiring corporation, person or entity, as applicable, at the closing of any such transaction, that is equal to the amount per share that would be payable to the holders of the Series A Preferred Stock as if all such consideration received by the Corporation and its shareholders in connection with such event were being distributed in a liquidation of the Corporation pursuant to Section 3 hereof.

(b) Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to this Section 5 of this Annex B shall be valued as follows:

(i) securities not subject to restrictions on free marketability covered by Section 5(b)(ii) below:

(A) if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the 30-day period ending three (3) days prior to the closing;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

(C) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding Series A Preferred Stock.

(ii) The method of valuation of securities subject to restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Section 5(b)(i)(A)(B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding Series A Preferred Stock.

(iii) In the event of any dispute between the Corporation and the holders of Series A Preferred Stock regarding valuation issues as provided in this Section 5(b), such dispute shall be submitted to binding arbitration in accordance with the currently prevailing commercial arbitration rules of the American Arbitration Association. The decisions and awards rendered in such proceedings shall be final and conclusive and may be entered in any court having jurisdiction thereof.

(c) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such proposed transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve any transaction described in Section 5(a) hereof, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of said notices shall describe the material terms and conditions of the contemplated transaction as well as the terms and conditions of this Section 5, and the Corporation shall thereafter give such holders prompt notice of any material changes in such proposed transaction. The transaction shall in no event take place sooner than (i) twenty (20) days after the mailing by the Corporation of the first notice provided for herein, or (ii) fifteen (15) days after the mailing by the Corporation of any additional notice of material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock, but not to the extent of having the effect of depriving any holder of Series A Preferred Stock of actual notice of the impending transaction.